Exhibit 5.6

[LETTERHEAD OF YOUNG CONAWAY STARGATT & TAYLOR, LLP]

May 15, 2015

TRI Pointe Homes, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

(949) 438-1400

Re:	TRI Pointe Homes, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Delaware counsel to TRI Pointe Contractors, LP, a Delaware limited partnership (the “Delaware Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto, including the Delaware Guarantor (collectively, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of (a) up to $450,000,000 principal amount of the Company’s 4.375% Senior Notes due 2019 (the “New 2019 Notes”), and the related guarantees of the Company’s payment obligations under the New 2019 Notes (the “2019 Note Guarantees”), in exchange for a like principal amount of the Company’s outstanding 4.375% Senior Notes due 2019 (the “Outstanding 2019 Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2019 Notes and (b) up to $450,000,000 principal amount of the Company’s 5.875% Senior Notes due 2024 (the “New 2024 Notes” and, together with the New 2019 Notes, collectively the “New Notes”), and the related guarantees of the Company’s payment obligations under the New 2024 Notes (the “2024 Note Guarantees” and, together with the 2019 Note Guarantees, collectively the “Guarantees”), in exchange for a like principal amount of the Company’s outstanding 5.875% Senior Notes due 2024 (the “Outstanding 2024 Notes” and, together with the Outstanding 2019 Notes, collectively the “Outstanding Notes”), and the related guarantees of the Company’s payment obligations under the Outstanding 2024 Notes.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of that certain Indenture, dated as of June 13, 2014, with U.S. Bank National Association (“U.S. Bank”), as supplemented (the “2019 Indenture”), and that certain Indenture, dated as of June 13, 2014, with U.S. Bank, as supplemented (the “2024 Indenture,” and together with the 2019 Indenture, the “Indentures”), the Delaware Guarantees (as defined below), and such other documents, corporate records, certificates of officers of the Company and the Delaware Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed or otherwise referred to above. In our

TRI Pointe Homes, Inc.

May 15, 2015

examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have further assumed that all documents submitted to us for our review have not been and will not be altered or amended in any respects material to our opinions expressed herein. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Delaware Guarantor and others, all of which we have assumed, and the attorneys working on this matter have no actual knowledge otherwise, to be true, complete, and accurate in all material respects.

For purposes of this opinion, we have assumed, to the extent relevant to the opinions expressed herein, (i) except as set forth in numbered paragraph 1 below, the due incorporation, formation, or creation, as the case may be, and valid existence in good standing of each party, other than the Delaware guarantor, to the documents examined by us under the laws of the jurisdiction governing such party’s incorporation, formation, or creation, (ii) except as set forth in numbered paragraph 2 below, that each of the parties to the documents examined by us, other than the Delaware guarantor, had the power and authority to execute and deliver, and to perform such party’s obligations under, such documents, and (iii) except as set forth in numbered paragraphs 2 and 3 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Delaware Guarantor is validly existing and in good standing as a limited partnership under the laws of the State of Delaware, with power to authorize, execute and deliver the Delaware Guarantees and to perform its obligations thereunder.

2. The Guarantees to be executed by the Delaware Guarantor (the “Delaware Guarantees”) have been duly authorized by all necessary company action on the part of the Delaware Guarantor.

3. The authorization, execution, delivery and performance of the Delaware Guarantees do not and will not violate (a) the organizational documents of the Delaware Guarantor, (b) any order, judgment, writ or decree of any Delaware court or other agency of government of which we have actual knowledge that is material to the Delaware Guarantor taken as a whole and that is binding on the Delaware Guarantor or (c) any law or regulation currently in effect in the State of Delaware applicable to the Delaware Guarantor.

4. No registration with, consent, authorization or approval of or notice to, or other action to, with or by, any Delaware governmental or regulatory body by or on behalf of the Delaware Guarantor is required to make valid and legally binding the execution and delivery by the Delaware Guarantor of the Delaware Guarantees and the performance of its obligations thereunder.

TRI Pointe Homes, Inc.

May 15, 2015

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Delaware, and we render no opinion on the securities laws, tax laws, or blue sky laws of the State of Delaware, and any rules, regulations, orders, and decisions relating thereto. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts after such time as the Registration Statement is declared effective.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. We further consent to the reliance on this opinion by Gibson, Dunn & Crutcher LLP for the purpose of delivering its opinion to be filed as Exhibit 5.1 to the Registration Statement, as to the enforceability of the Indentures and the New Notes. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Young Conaway Stargatt & Taylor, LLP